Exhibit 10.61

SFX Entertainment, Inc.

430 Park Avenue

New York, NY 10022

September 23, 2013

To:

One of Us Holding B.V.

De Entree 300

1101 EE AMSTERDAM

Attention: Duncan Stutterheim, Wouter Tavecchio, Wildrik Timmerman and Chris van Overbeeke

Cc:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Jonathan Klein

Re:                             Purchase and Sale of 100% of the Equity Interests of ID&T NewHolding B.V. and Transfer of the Remaining 49% of the Membership Interests of the NAJV

Gentlemen:

Reference is made to the Stock Purchase Agreement, dated August 8, 2013 (the “SPA”), between SFX Entertainment, Inc., a Delaware corporation (the “Parent”), and One of Us Holding B.V., a company organized under the laws of the Netherlands (the “Seller” and, collectively with the Parent and ID&T International, the “Parties”).

The Parties agree as follows:

1.                                      Purchase and Sale of Additional ID&T Equity Interests.

(a)                                 In addition to the transfer of the Purchased Shares at the Closing, subject to the terms hereof, the Seller shall sell and transfer to the Buyer at the Closing, and the Buyer shall purchase and accept transfer from the Seller at the Closing of, all of the other issued and outstanding shares of capital stock (such other issued and outstanding shares other than the Purchased Shares, the “Additional Company Shares”) of ID&T NewHolding B.V. (the “Company”), free and clear of all Liens.

(b)                                 Subject to the terms hereof, and separate from the obligations under Section 1(a), each of the Seller and ID&T International (each, a “Seller Party”) shall at the direction of the Parent take all requested actions, including effectuating transactions in the manner and within the timeframe directed by the Parent

(including discharging Liens on membership interests in the NAJV that are owned by such Seller Party), to cause the Parent to become the sole owner, directly or indirectly, of all membership interests in the NAJV (including potentially through the acquisition of all of the issued and outstanding equity interests in ID&T International). The Seller Parties shall further take all actions requested by the Parent under the terms of the operating agreement or other governing document of the NAJV, including amending or terminating such agreement or document, to provide the Parent (directly or indirectly through its subsidiaries) sole control of the NAJV.  The Parties will use their respective best efforts to structure such transactions in a tax-efficient manner.

2.                                      Additional Company Shares Consideration.

(a)                                 As consideration for the purchase of the Additional Company Shares (such consideration, the “Additional Company Shares Consideration”), no later than 5:00 p.m. New York City time on the earlier of the date (the “Payment Due Date”) that is (x) October 31, 2013, which date will be automatically extended to November 15, 2013 if, as of October 31, 2013, (A) the Form S-1 registration statement relating to the initial public offering with respect to the Parent Common Stock (the “Parent IPO”) is still “in registration” with the Securities and Exchange Commission and (B) the Parent has not received notice from its underwriters that they will not be able to complete the Parent IPO or (y) two Business Days following the closing of the Parent IPO:

(i)                                     (A) if the Closing occurs contemporaneously with or after the closing of the Parent IPO, then the Parent shall (or shall cause the Buyer to) transfer, or shall procure the transfer of, $10,416,600 to the Notary Account under the reference “Purchase Price ID&T” to be held by the Notary in the Notary Account for the benefit of the Buyer until the Notarial Deed of Transfer has been duly executed by the Notary, after which the amount will be held on behalf of the Seller or (B) if the Closing occurs prior to the closing of the Parent IPO, then then the Parent shall (or shall cause the Buyer to) transfer, or shall procure the transfer of, $15,624,900 to the Notary Account under the reference “Purchase Price ID&T” to be held by the Notary in the Notary Account for the benefit of the Buyer until the Notarial Deed of Transfer has been duly executed by the Notary, after which the amount will be held on behalf of the Seller;

(ii)                                  if and only if the Closing occurs contemporaneously with or after the closing of the Parent IPO, then the Parent shall issue to the Seller, free and clear of all Liens, $10,416,600 in shares of Parent Common Stock (such shares, the “Additional Parent Shares”), calculated at a price per share of Parent Common Stock equal to the price per share of the Parent Common Stock at the time of the closing of the Parent IPO; and

(iii)                               the Parent shall issue a promissory note (the “Promissory Note”) to the Seller, with the following terms:

(A)                               (1) if the Closing occurs contemporaneously with or after the closing of the Parent IPO, then the aggregate principal amount of the Promissory Note will be $10,416,600 or (2) if the Closing occurs prior to the closing of the Parent IPO, then the aggregate principal amount of the Promissory Note will be $15,624,900;

(B)                               a maturity date of June 30, 2014; except that, if the Parent does not pay all amounts owing under the Promissory Note by such date, then (1) the Seller must give the Parent notice of such payment default and (2) the Parent will have until July 15, 2014 to cure such payment default;

(C)                               interest on the aggregate principal amount outstanding accrues at a rate of 3% per annum (based on a 360-day year), payable at maturity;

(D)                               it shall constitute a default under the Promissory Note, and all amounts of principal and interest thereunder shall immediately become due and payable, in the event of:

(1)                                 any default or breach under any agreement(s) evidencing indebtedness for borrowed money of the Parent or any of its subsidiaries in an aggregate amount in excess of $2,500,000 shall occur, shall continue after any applicable grace period specified in any such document if as a result of such default or breach the maturity of such indebtedness and all amounts owing thereunder have been accelerated prior to the express maturity of such indebtedness;

(2)                                 the entry of a judgment or judgments in an aggregate amount in excess of $2,500,000 against the Parent or any of its subsidiaries which are not (x) stayed, bonded, vacated, paid or discharged within 30 days after entry or (y) fully covered by insurance as to which the insurance carrier has acknowledged coverage to the Parent in writing;

(3)                                 if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state or foreign law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Parent or any of its subsidiaries shall (v) commence a voluntary case or proceeding; (w) consent to the entry of an order for relief against it in an involuntary case; (x) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (y) make an assignment for the benefit of its creditors; or (z) admit in writing its inability to pay its debts as they become due; or

(4)                                 if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (x) is for relief against Parent or any of its subsidiaries in an involuntary case, (y) appoints a trustee, receiver, assignee, liquidator or similar official for the Parent or any of its subsidiaries or substantially all of the Parent’s or any of its subsidiaries’ properties, or (z) orders the liquidation of the Parent or any of its subsidiaries, and, in the case of each of the immediately foregoing clauses (x), (y), and (z), the order or decree is not dismissed within 60 days; and

(E)                                if the Parent defaults in its payment obligations under the Promissory Note (after giving effect to any waivers or the extension described in Section 2(a)(iii)(B)), then:

(1)                                 at the demand of the Seller, the Parent will cause the Brands set forth in Exhibit A, as well as any Brands developed by any Company Entities after the date of this Letter Agreement and prior to such demand that the Parent and the Seller agree are part of the “Q-Dance” group of Brands (including with respect to each of the foregoing the copyrights and design rights relating thereto, the domain names relating thereto, the common law rights associated therewith and the good will associated therewith, and the applications and registrations for each of the foregoing) (collectively, the “Designated Brands”), to be transferred to the Seller (or at the Seller’s direction), without any further consideration being paid therefor (and, upon the transfer of the Designated Brands, the Parent will no longer have any payment or other obligations under the Promissory Note or with respect thereto); and

(2)                                 each Key Employee (individually) and ID&T Party (as defined in the SFX Stockholder Agreement) will have the right to elect, no later than the date that is 30 days after the date on which the Designated Brands are transferred as contemplated by the immediately foregoing clause (1), to terminate the employment or management agreement (as applicable) of such Key Employee or ID&T Party, as applicable, and, upon such termination the non-competition obligations of such Key Employee or ID&T Party, as applicable, under the SPA, under the SFX Stockholder Agreement, and under any other Contract to which such Key Employee or ID&T Party, respectively, and any Company Entity at such time are a party will be terminated (such obligations, with respect to such Key Employee or ID&T Party (as applicable), “Non-competition

Obligations”). For avoidance of doubt, if any Key Employee does not terminate such Key Employee’s employment or management agreement and the related Non-competition Obligations, such Key Employee shall remain employed and shall not be permitted to provide any services with respect to the Designated Brands.

(b)                                 The Parent shall inform any lender to the Parent or to any subsidiary of the Parent that has an ownership interest in any of the Designated Brands of the Seller’s rights to the Designated Brands pursuant to the Promissory Note. The Parent shall not grant (and shall cause the Parent’s subsidiaries to not grant) any lien or encumbrance on any of the Designated Brands.

(c)                                  The Parent will not be obligated under Sections 1 and 2(a) if the Parent is no longer obligated to purchase the Purchased Shares in accordance with the SPA.

(d)                                 Neither Seller Party will be obligated under Section 1 unless and until the Parent has fulfilled its obligations to make the payments required by this Letter Agreement and by the SPA on the Payment Due Date.

(e)                                  The Additional Parent Shares (i) will be considered shares of Parent Common Stock that are subject to Article 3 of the SFX Stockholder Agreement (Tag-along Right) and Article 4 of the SFX Stockholder Agreement (Drag-along Right) and (ii) will be deemed to be included within the definition of “Grant Date SFX Shares” for purposes of Article 6 of the SFX Stockholder Agreement.

3.                                      Certain Amendments to the SPA.

(a)                                 The first sentence of Section 2.2(c) of the SPA is hereby amended and restated in its entirety to read as follows:

“No later than 5:00 p.m. New York City time on the earlier of the date (the “Closing Cash Payment Due Date”) that is (i) October 31, 2013, which date will be automatically extended to November 15, 2013 if, as of October 31, 2013, (A) the Form S-1 registration statement relating to the initial public offering with respect to the Parent Common Stock (the “Parent IPO”) is still “in registration” with the Securities and Exchange Commission and (B) the Parent has not received notice from its underwriters that they will not be able to complete the Parent IPO or (ii) two Business Days following the closing of the initial public offering with respect to the Parent Common Stock, the Parent shall (or shall cause the Buyer to) transfer, or shall procure the transfer of, the Closing Cash Payment, being an amount of $45,914,827, to the Notary Account under the reference “Purchase Price ID&T” to be held by the Notary in the Notary Account for the benefit of the Buyer until the Notarial Deed of Transfer has been duly executed by the Notary, after which the amount will be held on behalf of the Seller.”

(b)                                 The first sentence of Section 2.2(d) of the SPA is hereby amended and restated in its entirety to read as follows:

“If, on or prior to the Closing Cash Payment Due Date, the Parent has not (x) paid or caused the payment of the Closing Cash Payment to the Notary Account pursuant to Section 2.2(c) and (y) paid or caused the payment of the Additional Company Shares Consideration (as defined in the Letter Agreement, dated September 23, 2013, between the Parent and the Seller (the “Letter Agreement”)) in accordance with the Letter Agreement, then, without limitation of any other legal or equitable remedies available to the Seller, including remedies pursuant to this Agreement, the Seller will be permitted, upon written notice provided by the Seller to the Parent, to terminate this Agreement.”

4.                                      Termination of Certain Agreements.

(a)                                 The Second Amended and Restated Limited Liability Company Operating Agreement of the NAJV, dated August 8, 2013, between the NAJV, ID&T International, SFX-IDT N.A. Holding, ID&T Holding, the Parent, and the other Persons who are signatories thereto, is hereby terminated, effective immediately, and the provisions thereof will not come into effect.

(b)                                 The ID&T Worldwide Shareholders’ Agreement is hereby terminated, effective immediately, and the provisions thereof will not come into effect.

5.                                      Post-Closing Governance; Creative Matters.

(a)                                 Effective as of the Closing: (i) the Parent shall offer to an individual designated by the Seller for such individual to serve as a Director on the Board of each Company Entity (the “ID&T-designated Director”) for a period of up to the earlier of (A) the date that is the eight-year anniversary of the Closing Date, (B) the date on which the ID&T-designated Director no longer serves on the Company’s Board (subject to the Seller’s right to appoint a replacement ID&T-designated Director as described in Section 5(b)), (C) the date on which such ID&T-designated Director’s employment (or, if applicable, the management agreement with the personal holding company of such ID&T-designated Director) with the applicable Company Entity is terminated (subject to the Seller’s right to appoint a replacement ID&T-designated Director as described in Section 5(b)) , and (D) the date that is the five-year anniversary of the date on which the management agreement to which MCH and the applicable Company Entity are party is terminated, expires, or after which MCH is no longer providing services thereunder; (ii) the Parent (or, at the Parent’s election, any Subsidiaries of the Parent) will be entitled to appoint all other Directors to serve on the Board of each Company Entity; and (iii) except as contemplated by Section 5(a)(i), the Seller shall cause all Directors serving as Directors on the Board of any Company Entity to resign, effective as of the Closing. The Seller hereby appoints Duncan Stutterheim (“Stutterheim”) to serve as the initial ID&T-designated Director.

(b)                                 If the individual serving as the ID&T-designated Director (whether Stutterheim or a replacement ID&T-designated Director) dies or becomes disabled, then the Seller shall appoint an individual who is employed by a Company Entity to serve as a replacement ID&T-designated Director for the remainder of the term set forth in Section 5(a)(i). If (x) the employment agreement of the individual then serving as the ID&T-designated Director (or the management agreement of such ID&T-designated Director’s personal holding company) is terminated by the Company Entity party thereto or the ID&T-designated Director quits or voluntarily resigns from his or her employment with such Company Entity (or if the ID&T-designated Director’s personal holding company terminates the management agreement with such Company Entity) and (y) each Key Employee (and, as applicable, personal holding company of each Key Employee) confirms in writing to the Parent (no later than 10 days after such termination) that such Key Employee (and, as applicable, personal holding company) will not terminate such Key Employee’s employment agreement (and, as applicable, such personal holding company’s management agreement) without good reason (or other applicable concept under applicable Law), then the Seller shall appoint an individual to serve as a replacement ID&T-designated Director for the then-serving ID&T-designated Director. Other than as set forth in this Section 5(b), the Seller will not be entitled to appoint a replacement ID&T-designated Director if the individual serving as the ID&T-designated Director ceases to serve in such capacity.

(c)                                  Promptly after the date of this Letter Agreement, the Seller shall obtain from each Key Employee (or their respective personal holding companies, as applicable) and the applicable Company Entities (and the Seller shall cause such Company Entities to provide) a signed and effective copy of a new, or an amendment to an existing, employment or management agreement to contain the same terms as such existing employment or management agreement and to add provisions thereto, effective as of the Closing:

(i)                                     permitting such Key Employee (or, as applicable, personal holding company) during the term of such Key Employee’s employment (or, as applicable, during the term of the applicable management agreement), to take the following actions if (x) a Creative Default occurs, (y) the ID&T-designated Director notifies the Parent in writing of (and does not waive) such Creative Default, and (z) such Key Employee (or, as applicable, such personal holding company) provides written notice to the Parent (no later than the date that is 10 days after the date on which the ID&T-designated Director provides to the Parent such notice of such Creative Default) electing to take such actions:

(A)                               terminate such agreement “for cause” (or analogous concept under applicable Law);

(B)                               accelerate payment of all amounts that would otherwise be due under such agreement during the remaining term of such agreement (or, if such agreement is for an indefinite period and the time of such termination is prior to the date that is five years after the Closing Date, all amounts that would otherwise be due under such agreement through the date that is five years after the Closing Date), including the acceleration of all vesting periods applicable to any options held by such Key Employee (or, as applicable, such personal holding company); and

(C)                               be released from any Non-competition Obligations applicable to such Key Employee (or personal holding company); and

(ii)                                  providing that the actions described in the immediately foregoing clause (i) constitute the sole remedy of such Key Employee (or, as applicable, personal holding company) with respect to a Creative Default.

(d)                                 Promptly after the date of this Letter Agreement, the Seller shall obtain from MCH Holding B.V. (“MCH”), Stutterheim’s personal holding company and the applicable Company Entity (and the Seller shall cause such Company Entity to provide) a new, or an amendment to the existing, management agreement to which they are party to contain the same terms as such existing management agreement and to add provisions thereto, effective as of the Closing, providing that, during the term of such management agreement, Stutterheim will be offered (i) to serve as a Director of the Company, (ii) to be the highest ranking officer of the Company having primarily creative responsibilities and will have a title reflecting such position (such as “Chief Creative Officer”), and (iii) to have creative control over all Events produced or promoted by the Company (to the extent that the Company has creative control over such Events), including the promotion of such Event and the hiring and firing of Key Employees. “Creative Default” means any breach by the Company of the provisions described in the immediately foregoing clauses (i), (ii) or (iii). If a replacement ID&T-designated Director is appointed as described in Section 5(b), then the employment agreement of such ID&T-designated Director (or, if applicable, the management agreement with the personal holding company of such replacement ID&T-designated Director) will be similarly amended or entered into.

6.                                      Belgium JV. For the avoidance of doubt, the 12.5% interest in the Belgium JV will be held by the Seller in accordance with and subject to the terms of the Belgium JV Binding Term Sheet.

7.                                      Van Straalen Escrow Agreement. The aggregate amount to be deposited into the escrow account (the “van Straalen Escrow Account”) under the escrow agreement (the “van Straalen Escrow Agreement”) relating to the tax reimbursement agreement (the “van Straalen Tax Reimbursement Agreement”) with Ritty van Straalen that the Parent, the Seller, and Ritty van Straalen are currently negotiating will be increased to $848,750. The Parent shall deposit (after the Parent’s entry into the van Straalen Tax Reimbursement Agreement and the van Straalen Escrow Agreement and in accordance with the terms thereof) 100% of the amounts to be deposited into the van Straalen Escrow Account pursuant to the van Straalen Tax Reimbursement Agreement, and the Seller will no longer be required to deposit any amounts into the van Straalen Escrow Account and will not be required to be a party to the van Straalen Tax Reimbursement Agreement or the van Straalen Escrow Agreement.

8.                                      Definitive Documents; Acknowledgments.

(a)                                 Promptly after the execution of this Letter Agreement and prior to the Closing, the Parties shall negotiate in a good faith to amend and restate the SPA (and to amend and enter into such other definitive documents that the Parties determined to be reasonably necessary) to effectuate the terms of this letter agreement (this “Letter Agreement”).

(b)                                 The Seller shall obtain the signature of each party to the Second Amended and Restated LLC Agreement Party (including the ID&T Shareholders (as defined in the SFX Stockholder Agreement) and the Ultimate ID&T Shareholders (as defined in the SFX Stockholder Agreement)), other than ID&T International, the NAJV, and SFX-ID&T N.A. Holding, acknowledging and agreeing to the terms of this Letter Agreement (including Section 4). The Seller shall obtain the signature of each party to the ID&T Worldwide Shareholders’ Agreement (including the ID&T Shareholders (as defined in the SFX Stockholder Agreement) and the Ultimate ID&T Shareholders (as defined in the SFX Stockholder Agreement)), other than the Parent and ID&T International, acknowledging the terms of this Letter Agreement (including Section 4). Upon a Person signing an agreement and acknowledgment contemplated by this Section 8(b), such Person will be deemed to have agreed to cooperate with the Parties to implement the terms of this Letter Agreement.

(c)                                  The Parent shall cause the NAJV and SFX-ID&T N.A. Holding to acknowledge the terms of this Letter Agreement (including Section 4).

9.                                      Effect on Other Transaction Documents. Except as otherwise expressly modified in this Letter Agreement, the terms of the SPA, the SFX Stockholder Agreement, the License Agreement, the Existing NAJV LLC Agreement Surviving Terms, and the NAJV Agreement Surviving Terms remain in effect, subject to the Parties’ obligation to enter into definitive documents as contemplated by Section 8.

10.                               Power, Authority, and Authorization.

(a)                                 The Parent represents to the Seller and ID&T International:

(i)                                     the Parent has the requisite power and authority to execute and deliver this Letter Agreement and to perform the Parent’s obligations hereunder; and

(ii)                                  the execution and delivery of this Letter Agreement, the consummation transactions contemplated by hereby, and the performance of the Parent’s obligations hereunder have been duly and validly authorized by all necessary corporate or other action on the part of the Parent.

(b)                                 Each Seller Party represents to the Parent:

(i)                                     such Seller Party has the requisite power and authority to execute and deliver this Letter Agreement and to perform such Seller Party’s obligations hereunder; and

(ii)                                  the execution and delivery of this Letter Agreement, the consummation transactions contemplated by hereby, and the performance of such Seller Party’s obligations hereunder have been duly and validly authorized by all necessary corporate or other action on the part of such Seller Party.

11.                               Miscellaneous.

(a)                                 Defined Terms. Except as otherwise provided herein, capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the SPA.

(b)                                 Incorporation by Reference. The following provisions of the SPA, are hereby incorporated by reference as if set forth in full herein, mutatis mutandis: Section 8.1 (Notices); Section 8.3 (Amendments; Waivers); Section 8.5 (Arbitration); Section 8.7 (Consent to Jurisdiction and Venue); Section 8.8 (Counterparts); Section 8.9 (No Third-Party Beneficiaries); Section 8.10 (Entire Agreement); Section 8.11 (Captions); Section 8.12 (Severability); Section 8.13 (Interpretation; Construction); Section 8.14 (Equitable Relief); and Section 8.15 (Business Days).

(c)                                  Access to Counsel. Each Party acknowledges that such Party has had an adequate opportunity to consult with and to engage such Party’s own legal counsel in connection with the drafting, negotiation, execution, and delivery hereof, discussions relating hereto, and otherwise with respect hereto.

(d)                                 Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Letter Agreement or the transactions contemplated hereby. Each Party acknowledges that: (i) such Party has considered the implications of the waiver in this Section 11(d); (ii) such Party will continue to rely upon the waiver in this Section 11(d) in such Party’s future dealings arising out of or relating to this Letter Agreement and the transactions contemplated hereby; and (iii) this provision is a material inducement for such Party to enter into this Letter Agreement and the transactions contemplated hereby.

(e)                                  Amendments. This Letter Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party.

(f)                                   Governing Law. This Letter Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York (pursuant to Section 5-1401 of the New York General Obligations

Law), without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. The Parties acknowledge that (i) this Letter Agreement was negotiated by or on behalf of the Parties, in whole or in part, in the State of New York, (ii) the Parties are delivering this Letter Agreement in the State of New York, and (iii) the State of New York has a substantial relationship to Parties and to this Letter Agreement.

(g)                                  Assignment. Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder, delegate any of such Party’s obligations hereunder, or delegate such Party’s performance in satisfaction of any conditions to any obligations of any other Party hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void.

(h)                                 Further Assurances. Each Party shall, without further consideration, prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents, and statements, and take such other actions as might be required by Law or reasonably necessary to effectively carry out the purposes hereof.

(i)                                     Adequate Consideration. Each Party acknowledges (and, upon a Person acknowledging and agreeing to the terms of this Letter Agreement, each such Person acknowledges) that such Party (or Person) has received adequate consideration in connection with the transactions contemplated hereby.

[Signature page follows]

The Parties are signing this Letter Agreement as of the date first above written.

SFX ENTERTAINMENT, INC.

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer and Director

ONE OF US HOLDING B.V.

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title: Director

By:	/s/ W.H. Timmerman
Name: W.H. Timmerman
Title: Director

ONE OF US INTERNATIONAL B.V.
(f/k/a ID&T International Holding B.V.)

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio, On behalf of One of Us B.V.
Title: Director

By:	/s/ W.H. Timmerman
Name: W.H. Timmerman, On behalf of One of Us B.V.
Title: Director

[Signature page to Letter Agreement]

Exhibit A

Q-dance

Qlimax

Xqlusive

Defqon.1

Freaqshow

The Qontinent

qult

Dominator

Iqon

Qapital

Qore

Q-Base

Qountdown

Houseqlassics

In Qontrol

Qrimetime

The Sound of Q-dance

Q-dance presents

Q-dance @

Qlubtempo

Inqoming

Teqnology

Resurreqtion

Seqtion

Q-beach

Qontact

Aqtivate

Q-dance Radio